As filed with the Securities and Exchange Commission on July 22, 2003
================================================================================
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                Sanofi-Synthelabo
             (Exact Name of Registrant as Specified in Its Charter)


               France                                     133529324

  (State or Other Jurisdiction of              (I.R.S. Employer Identification
   Incorporation or Organization)                          Number)

          174 Avenue de France
               75013 Paris
                 France

              (Address of Registrant's Principal Executive Offices)


                 Stock Option Purchase Plan of Sanofi-Synthelabo
                            (Full Title of the Plan)

                                  John Spinnato
                             Sanofi-Synthelabo Inc.
                                 90 Park Avenue
                               New York, NY 10016
                                  212-551-4306

                                 with a copy to:

                             Robert J. Raymond, Esq.
                       Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                               New York, NY 10006

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                            -----------------------

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
        Title of each class of securities             Amount to be       Proposed        Proposed        Amount of
               to be registered (1)                  registered (2)       maximum         maximum      registration
                                                                         offering        aggregate          fee
                                                                         price per    offering price
                                                                       share (3)(4)       (3)(4)
---------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value Euro 2 per share          191,300         $48.47(3)      $ 9,272,311      $  750.13
---------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value Euro 2 per share          188,500         $72.29(3)      $13,626,665      $1,102.40
---------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value Euro 2 per share          217,100         $78.38(3)      $17,016,298      $1,376.62
---------------------------------------------------------------------------------------------------------------------
Ordinary shares, nominal value Euro 2 per share          500,000         $58.39(4)      $29,195,000      $2,361.88
---------------------------------------------------------------------------------------------------------------------
TOTAL                                                  1,096,900                                         $5,591.03
---------------------------------------------------------------------------------------------------------------------

(1) American Depositary Receipts (each an "ADR") evidencing American Depositary Shares (each an "ADS") issuable upon deposit of the ordinary shares registered hereby are registered pursuant to a separate Registration Statement on Form F-6 (Reg. No. 333-91658). Each ADS equals one-half of one Share.

(2) Together with an indeterminate number of shares that may be necessary in connection with any adjustment to the number of shares reserved for issuance pursuant to the Stock Option Purchase Plan of Sanofi-Synthelabo (the "Plan") as the result of a stock split, stock dividend or similar event affecting the outstanding ordinary shares of Sanofi-Synthelabo (the "Registrant" or the "Corporation").

(3) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to ordinary shares of the Corporation (the "Shares") issuable pursuant to stock options previously granted to U.S. employees in calendar years between 1999 and 2002 pursuant to the Plan, based on the price at which such options may be exercised in Euros and converted into U.S. dollars based on the New York foreign exchange mid-range rate of Euro 1 = $1.1207 as quoted at 4 p.m. Eastern time on July 17, 2003 by Reuters and other sources and as published in the Wall Street Journal on July 18, 2003 (the "Conversion Rate").

(4) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, with respect to Shares issuable pursuant to stock options not yet granted under the Plan and based on the average of the high and low reported prices of the Shares on July 18, 2003, as converted into U.S. dollars based on the Conversion Rate. The average of the high and low reported price for one Share was Euro 52.10 on July 18 , 2003.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, which previously have been filed by the Corporation with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

         (a) The Corporation's Annual Report on Form 20-F (Registration No. 001-31368) (the "Form 20-F Annual Report"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with the Commission on June 23, 2003;

         (b) The description of the ADSs contained under the heading "Description of Securities other than Equity Securities" and the description of the Shares under the headings "Additional Information - Share Capital" and "Additional Information - Memorandum and Articles of Association" in the Corporation's Form 20-F Annual Report; and

         (c) All other reports filed by the Corporation pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2002.

         All reports and other documents filed by the Corporation pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4    Description of Securities.

         Not applicable.

Item 5    Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Corporation maintains insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

        4.1 By-laws of Sanofi-Synthelabo (English translation) (filed as Exhibit
            1.1 to the Form 20-F Annual Report and incorporated herein by reference)

        4.2 Form of Deposit Agreement, by and among Sanofi-Synthelabo, The Bank of New York, as Depositary, and owners and beneficial owners of American Depositary Receipts (filed as Exhibit 2.1 to the Company's Registration Statement on Form 20-F (Reg. No. 001-31368), filed pursuant to the Securities Act on June 25, 2002 and incorporated herein by reference)

        4.3 Resolution Number 29 of the General Meeting of the Shareholders of Sanofi-Synthelabo held on May 18, 1999 (English translation)

        4.4 Form of Annual Rules of the Stock Option Purchase Plan of Sanofi-Synthelabo

       23.1 Consent of Ernst & Young Audit, Independent Accountants with respect to Sanofi-Synthelabo financial statements

       23.2 Consent of Pricewaterhousecoopers Audit, Independent Accountants with respect to Sanofi-Synthelabo financial statements

       24.1 Powers of Attorney (included on signature page)

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plans' annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf, thereunto duly authorized, in the city of Paris, France on this ___ day of __________, 2003.

                                    SANOFI-SYNTHELABO


                                    By:
                                         ----------------------------------
                                    Name:  Jean-Francois Dehecq
                                    Title: Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Spinnato as his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all such capacities this Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Commission, said attorney-in-fact to have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Corporation who shall have executed such a power of attorney, every act whatsoever which such attorney-in-fact may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Corporation might or could do in person.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the ____ day of _______________, 2003.

            Signature                                          Title

 /s/ Jean-Francois Dehecq             Chairman and Chief Executive Officer
------------------------------------
     Jean-Francois Dehecq

/s/ Rene Barbier de la Serre          Director
------------------------------------
    Rene Barbier de la Serre

   /s/ Robert Castaigne               Director
------------------------------------
       Robert Castaigne

/s/ Pierre Castres Saint Martin       Director
------------------------------------
    Pierre Castres Saint Martin

  /s/ Thierry Desmarest               Director
------------------------------------
      Thierry Desmarest

      /s/ Lord Douro                  Director
------------------------------------
          Lord Douro

                                      Director
------------------------------------
   Pierre-Gilles de Gennes

                                      Director
------------------------------------
         Herve Guerin

    /s/ Jean-Paul Leon                Director
------------------------------------
Elf Aquitaine, represented by
        Jean-Paul Leon

  /s/ Lindsay Owen Jones              Director
------------------------------------
      Lindsay Owen Jones

  /s/ Gerard Van Kemmel               Director
------------------------------------
      Gerard Van Kemmel

   /s/ Bruno Weymuller                Director
------------------------------------
       Bruno Weymuller

   /s/ Michel Somnolet                   Director
------------------------------------
    L'Oreal, represented by
       Michel Somnolet

 /s/ Marie-Helene Laimay              Senior Vice President, Chief
------------------------------------  Financial Officer
     Marie-Helene Laimay

   /s/ Jean-Luc Renard                Vice President, Corporate
------------------------------------  Accounting and Tax
       Jean-Luc Renard

      /s/ John Spinnato               Authorized U.S. Representative and
------------------------------------  General Counsel of Sanofi-Synthelabo Inc.
          John Spinnato

                                  EXHIBIT INDEX

   Exhibit                               Description                               Method of Filing
   Number

     4.1       By-laws of Sanofi-Synthelabo (English translation)               Filed as Exhibit 1.1
                                                                                to the Corporation's
                                                                                Form 20-F Annual
                                                                                Report and
                                                                                incorporated herein
                                                                                by reference

     4.2       Form of Deposit Agreement, by and among Sanofi-Synthelabo, The   Filed as Exhibit 2.1
               Bank of New York, as Depositary, and owners and beneficial       to the Company's
               owners of American Depositary Receipts                           Registration
                                                                                Statement on Form
                                                                                20-F (Reg.  No.
                                                                                001-31368), filed
                                                                                pursuant to the
                                                                                Securities Act on
                                                                                June 25, 2002 and
                                                                                incorporated herein
                                                                                by reference

     4.3       Resolution Number 29 of the General Meeting of the               Filed herewith
               Shareholders of Sanofi-Synthelabo held on May 18, 1999
               (English translation)


     4.4       Form of Annual Rules of the Stock Option Purchase Plan of        Filed herewith
               Sanofi-Synthelabo

    23.1       Consent of Ernst & Young Audit, Independent Accountants with     Filed herewith
               respect to Sanofi-Synthelabo financial statements

    23.2       Consent of  Pricewaterhousecoopers Audit, Independent            Filed herewith
               Accountants with respect to Sanofi-Synthelabo financial
               statements

    24.1       Powers of Attorney (included on signature page)                  Filed herewith
